Exhibit 10.3

THE EXCHANGE CONTEMPLATED HEREIN IS INTENDED TO COMPORT WITH THE REQUIREMENTS OF SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into as of May 14, 2025 (the “Effective Date”) by and between Iliad Research and Trading, L.P., a Utah limited partnership (“Investor”), and Jaguar Health, Inc., a Delaware corporation (“Company”). Capitalized terms used in this Agreement without definition shall have the meanings given to them in the Royalty Interest (as defined below).

A. Company previously sold and issued to Investor that certain Royalty Interest dated October 8, 2020 (the “Royalty Interest”) pursuant to that certain Royalty Interest Purchase Agreement dated October 8, 2020 (the “Purchase Agreement,” and together with the Royalty Interest and all other documents entered into in conjunction therewith, the “Transaction Documents”).

B. Subject to the terms of this Agreement, Company and Investor desire to partition a new Royalty Interest in the Royalty Repayment Amount of $550,000.00 (the “Partitioned Royalty”) from the Royalty Interest and then cause the outstanding balance of the Royalty Interest to be reduced by an amount equal to the initial outstanding balance of the Partitioned Royalty.

C. Company and Investor desire to exchange (such exchange is referred to as the “Exchange”) the Partitioned Royalty for 22 shares of the Company’s Series L Perpetual Preferred Stock, par value $0.0001 (the “Series L Preferred Stock”, and such 22 shares of Series L Preferred Stock, the “Exchange Shares”), according to the terms and conditions of this Agreement.

D. The Exchange will consist of Investor surrendering the Partitioned Royalty in exchange for the Exchange Shares.

E. Other than the surrender of the Partitioned Royalty, no consideration of any kind whatsoever shall be given by Investor to Company in connection with this Agreement.

F. Investor and Company now desire to exchange the Partitioned Royalty for the Exchange Shares on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals and Definitions. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Agreement are true and accurate, are contractual in nature, and are hereby incorporated into and made a part of this Agreement.

2. Partition. Effective as of the date hereof, Company and Investor agree that the Partitioned Royalty is hereby partitioned from the Royalty Interest. Following such partition of the Royalty Interest, Company and Investor agree that the Royalty Interest shall remain in full force and effect, provided that the outstanding balance of the Royalty Interest shall be reduced by an amount equal to the initial outstanding balance of the Partitioned Royalty. For avoidance of doubt, the rights, duties, obligations, remedies of Company and Investor, and other terms and conditions of the Royalty Interest shall remain unchanged upon the entering into of this Agreement, except with respect to the reduction in the outstanding balance by the amount of the Partitioned Royalty.

3. Issuance of Shares. Pursuant to the terms and conditions of this Agreement, the Exchange Shares shall be delivered to Investor on or before March 14, 2025 and the Exchange shall occur with Investor surrendering the Partitioned Royalty to Company on the date the Exchage Shares are issued to Investor (the “Issuance Date” ). On the Issuance Date, the Partitioned Royalty shall be cancelled and all obligations of Company under the Partitioned Royalty shall be deemed fulfilled. All Exchange Shares shall be issued in book entry form.

4. Closing. The closing of the transaction contemplated hereby (the “Closing”) along with the delivery of the Exchange Shares to Investor shall occur on the date that is mutually agreed to by Company and Investor by means of the exchange by express courier and email of .pdf documents, but shall be deemed to have occurred at the offices of Hansen Black Anderson Ashcraft PLLC in Lehi, Utah.

5. Holding Period, Tacking and Legal Opinion. Company represents, warrants and agrees that for the purposes of Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “Securities Act”), the holding period of the Partitioned Royalty and the Exchange Shares will include Investor’s holding period of the Royalty Interest from October 8, 2020. Company agrees not to take a position contrary to this Section 5 in any document, statement, setting, or situation. The Exchange Shares are being issued in substitution of and exchange for and not in satisfaction of the Partitioned Royalty. The Exchange Shares shall not constitute a novation or satisfaction and accord of the Partitioned Royalty. Company acknowledges and understands that the representations and agreements of Company in this Section 5 are a material inducement to Investor’s decision to consummate the transactions contemplated herein.

6. Company’s Representations, Warranties and Agreements. In order to induce Investor to enter into this Agreement, Company, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows: (a) Company has full power and authority to enter into this Agreement and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action, (b) no consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Agreement or the performance of any of the obligations of Company hereunder, (c) no Event of Default has occurred under the Royalty Interest and any Events of Default that may have occurred thereunder have not been, and are not hereby, waived by Investor, (d) except as specifically set forth herein, nothing herein shall in any manner release, lessen, modify or otherwise affect Company’s obligations under the Royalty Interest, (e) the issuance of the Exchange Shares is duly authorized by all necessary corporate action and the Exchange Shares are validly issued, fully paid and non-assessable, free and clear of all taxes, liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description, (f) Company has not received any consideration in any form whatsoever for entering into this Agreement, other than the surrender of the Partitioned Royalty, and (g) Company has taken no action which would give rise to any claim by any person for a brokerage commission, placement agent or finder’s fee or other similar payment by Company related to this Agreement.

7. Investor’s Representations, Warranties and Agreements. In order to induce Company to enter into this Agreement, Investor, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows: (a) Investor has full power and authority to enter into this Agreement and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action, (b) no consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Agreement or the performance of any of the obligations of Investor hereunder, (c) Investor has taken no action which would give rise to any claim by any person for a brokerage commission, placement agent or finder’s fee or other similar payment by Company related to this Agreement, (d) Investor is not currently an affiliate of the Company and has not been an affiliate of the Company for the prior three months, and (f) Investor, together with its affiliates, does not, and will not following the receipt of the Exchange Shares, beneficially own more than 9.99% of the number of shares of Company’s common stock, par value $0.0001 (the “Common Stock”) outstanding on the Effective Date. For purposes of Section 7(f), beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended.

8. Exchange Cap. Notwithstanding anything to the contrary contained in this Agreement or the Certificate of Designations for the Series L Preferred Stock, Company and Investor agree that the total cumulative number of shares of Common Stock issued to Investor pursuant to redemptions of the Series L Preferred Stock may not exceed the requirements of Nasdaq Listing Rule 5635(d) (the “Exchange Cap”), except that such limitation will not apply following Approval (defined below). At the next special or annual meeting of stockholders, Company will seek stockholder approval of the issuance of Common Stock pursuant to redemptions of the Series L Preferred Stock in excess of the Exchange Cap (the “Approval”). If Company is unable to obtain the Approval at the next meeting of stockholders, it will continue seeking the Approval every ninety (90) days thereafter until the Approval is obtained. For the avoidance of doubt, failure to obtain the Approval shall not be considered a breach of this Agreement.

9. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference. The parties agree that the Arbitration Provisions (as defined in the Purchase Agreement) shall apply to any dispute that may arise between Company and Investor under this Agreement. COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic transmission (including email) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile transmission or other electronic transmission (including email) shall be deemed to be their original signatures for all purposes.

11. Attorneys’ Fees. In the event of any arbitration or action at law or in equity to enforce or interpret the terms of this Agreement, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the arbitration, litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading.

12. No Reliance. Company acknowledges and agrees that neither Investor nor any of its officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to Company or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Agreement and the Transaction Documents and, in making its decision to enter into the transactions contemplated by this Agreement, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Agreement.

13. Severability. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

14. Entire Agreement. This Agreement, together with the Transaction Documents, and all other documents referred to herein, supersedes all other prior oral or written agreements between Company, Investor, its affiliates and persons acting on its behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Investor nor Company makes any representation, warranty, covenant or undertaking with respect to such matters.

15. Amendments. This Agreement may be amended, modified, or supplemented only by written agreement of the parties. No provision of this Agreement may be waived except in writing signed by the party against whom such waiver is sought to be enforced.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Investor hereunder may be assigned by Investor to a third party, including its financing sources, in whole or in part. Company may not assign this Agreement or any of its obligations herein without the prior written consent of Investor.

17. Continuing Enforceability; Conflict Between Documents. Except as otherwise modified by this Agreement, the Royalty Interest and each of the other Transaction Documents shall remain in full force and effect, enforceable in accordance with all of its original terms and provisions. This Agreement shall not be effective or binding unless and until it is fully executed and delivered by Investor and Company. If there is any conflict between the terms of this Agreement, on the one hand, and the Royalty Interest or any other Transaction Document, on the other hand, the terms of this Agreement shall prevail.

18. Time of Essence. Time is of the essence with respect to each and every provision of this Agreement.

19. Notices. Unless otherwise specifically provided for herein, all notices, demands or requests required or permitted under this Agreement to be given to Company or Investor shall be given as set forth in the “Notices” section of the Purchase Agreement.

20. Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

COMPANY:

JAGUAR HEALTH, INC.

By:	/s/ Lisa Conte
Lisa Conte, President & CEO

INVESTOR:

ILIAD RESEARCH AND TRADING, L.P.

By: Iliad Management, LLC, its General Partner

By: Fife Trading, Inc., its Manager

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Exchange Agreement]